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                                                                   EXHIBIT 10.24


                    TEXAS EASTERN PRODUCTS PIPELINE COMPANY
                     RETENTION INCENTIVE COMPENSATION PLAN


I.      PURPOSE OF THE PLAN

        The Texas Eastern Products Pipeline Company Retention Incentive Compensation Plan (the "Plan") is intended to provide a method whereby employees who are responsible for the management, growth and protection of TEPPCO and/or the Partnerships, and who are making and are expected to continue making substantial contributions to the successful growth of TEPPCO and the Partnerships, may be stimulated by personal involvement in the profits of TEPPCO Partners, L.P. to continue to serve TEPPCO and the Partnerships, thereby advancing the interests of TEPPCO and the Partnerships.

II.     EFFECTIVE DATE OF PLAN

        The Plan shall be and is hereby adopted effective as of January 1, 1999.

III.    DEFINITIONS

        Unless the meaning is clearly different when used in context, these terms shall have the following meanings:

        A. "Administrative Guidelines" shall mean the interpretive guidelines approved by the Committee providing the foundation for administration of the Plan.

        B. "Award Agreement" shall mean an agreement entered into between TEPPCO and a Participant setting forth the terms and conditions applicable to the award granted to the Participant.

        C. "Board" shall mean the Board of Directors of Texas Eastern Products Pipeline Company.

        D. "Committee" shall mean the Compensation Committee of the Board. No Committee member shall be eligible to participate in the Plan during the term for which he or she was appointed to the Committee.

        E. "Eligible Employee" shall mean a person who is a regular, full-time salaried employee of TEPPCO who performs services on a full-time basis for TEPPCO and/or the Partnerships or their subsidiaries in an executive, administrative or professional capacity.

        F. "Limited Partnership Unit" shall mean a single limited partnership unit interest in TEPPCO Partners, L.P.


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        G.      "Market Value" shall mean the closing price of a Limited
                Partnership Unit as of the applicable valuation date on The New York Stock Exchange, Inc. Composite Transactions Quotations (or, in the event such quotations are no longer published, on the principal national securities exchange on which the Limited Partnership Units are sold) or, if there shall have been no sale on such date, on the last preceding date on which a sale or sales were effected on one or more of the exchanges included in The New York Stock Exchange, Inc. Composite Transactions Quotations (or on such principal national exchange).

        H. "Participant" or "Participants" shall mean an Eligible Employee(s) to whom an award of Phantom Units has been granted hereunder.

        I. "Partnerships" shall mean TEPPCO Partners, L.P., TE Products Pipeline Company, Limited Partnership and/or TCTM, L.P. and their subsidiaries.

        J. "Phantom Unit Account" or "Account" shall mean the account established for each Participant pursuant to Paragraph C of
                Article VI.

        K. "Phantom Units" shall mean the conditional promise by TEPPCO to make a payment to the Participant in cash, determined by reference to the Limited Partnership Units and in accordance with the provisions of this Plan and Administrative Guidelines. Crediting of Phantom Units to a Participant's Account may be contingent on certain performance targets established by the Committee.

        L. "Plan" shall mean the Texas Eastern Products Pipeline Company Retention Incentive Compensation Plan.

        M. "TEPPCO" shall mean Texas Eastern Products Pipeline Company and/or any other company that adopts the Plan for the benefit of its employees with the authorization and approval of the Board. Any such adoption shall be subject to any terms and conditions prescribed by the Board.

IV.     ADMINISTRATION AND INTERPRETATION OF THE PLAN

        A. The Plan shall be administered by the Committee or its designee. The Committee shall have sole and absolute discretion to construe and interpret the Plan and any instrument or agreement related thereto, including, without limitation, the power to construe and interpret doubtful or contested terms herein and therein, and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan.

        B. The decision of the Committee relating to any question concerning or involving the interpretation or administration of the Plan and any instrument or agreement


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                relating thereto shall be final and conclusive, and nothing in the Plan and any instrument or agreement shall be deemed to give any officer or employee, or his or her legal representatives, any right to participate in the Plan, except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.

        C. The Committee shall have sole and absolute discretion to determine the amount of an award to an Eligible Employee pursuant to the Plan and any instrument or agreement relating thereto in the event the Committee determines such award is merited and to determine whether any portion or all of the award is payable under the Plan.

        D. This Plan shall be governed by, construed and enforced in accordance with the internal laws of the State of Texas and, where applicable, the laws of the United States.

V.      ELIGIBLE EMPLOYEES

        A. Phantom Units may be awarded under the Plan only to Eligible Employees. Members of the Committee, and any member of the Board who is not an employee of TEPPCO, are ineligible to receive Phantom Units under the Plan.

        B. Each Eligible Employee who receives an award of Phantom Units shall be a Participant.

        C. Notwithstanding anything to the contrary in the Award Agreement and any Phantom Unit Award Certificate, and except as otherwise provided in this Plan, an individual will cease to be a Participant and forfeit all benefits under the Plan once he or she terminates his or her employment with TEPPCO, and ceases to be an Eligible Employee.

VI.     PHANTOM UNITS

        A. Awards shall be granted to Eligible Employees in Phantom Units. All awards made pursuant to this Plan are in consideration of services performed or to be performed for TEPPCO and/or the Partnerships. Crediting of Phantom Units to a Participant's Account may be contingent on certain performance targets established by the Committee.

        B. Phantom Unit awards shall be awarded to Eligible Employees under such terms and conditions as the Committee shall prescribe; provided, however, such Phantom Units so awarded shall be valued at the Market Value of a Limited Partnership Unit as of the grant date.



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        C.      The Committee shall establish and maintain for each Participant a Phantom Unit Account which will be used to determine the amount of Phantom Units that a Participant shall be credited under Article VII as of any particular date.

        D. Each award under this Plan may be evidenced by an Award Agreement setting forth the terms and conditions, as determined by the Committee, applicable to the award. Award Agreements shall include the following terms:

                1. Non-Assignability. A provision that no award shall be assignable or transferable.

                2. Termination of Employment. Provisions governing the disposition of an award in the event of the termination of a Participant's employment.

                3. Withholding. A provision requiring the withholding of all taxes as required by law.

                4. Miscellaneous. Such other terms and conditions, including, without limitation, the criteria for determining vesting of awards, the amount or value of awards, termination of awards for cause, as are necessary and appropriate to effect the purposes of the Plan.

        F. If there shall be any change in the number or kind of Limited Partnership Unit interests, and if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number of the Phantom Units then awarded to the Participants and/or credited to Participant's Phantom Unit Accounts under the Plan, then such adjustment shall be made by the Board and shall be effective and binding for all purposes under the Plan. In making any such substitution or adjustment pursuant to this paragraph, fractional interests may be ignored.

VII.    CREDIT AND REDEMPTION OF PHANTOM UNITS AND LIMITATIONS

        A. Phantom Units awarded to a Participant shall be credited to a Participant's Phantom Unit Account and redeemed in accordance with such terms and conditions as the Committee shall prescribe.

        B. Any unredeemed Phantom Units credited to the Phantom Unit Account of a Participant who retires from TEPPCO and who at the time of his or her retirement was an Eligible Employee, shall be redeemed as of the effective date of such retirement. Phantom Units that have been awarded, but not credited, to a Participant's Account shall be deemed forfeited as of the date of the Participant's retirement.



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        C.      Except as provided in Paragraphs A and B of this Article VII, if a Participant ceases to be an Eligible Employee upon his or her termination of employment with TEPPCO for any reason, any unredeemed Phantom Units credited to the Phantom Unit Account of the Participant shall be redeemed as of such date. Distribution of cash for Phantom Units redeemed upon the death of an employee shall be made to the Participant's surviving spouse, or if no surviving spouse exists, to his or her estate or legal representative. Phantom Units that have been awarded, but not credited, to a Participant's Account shall be deemed forfeited as of the date of the Participant's termination of employment.

        D. Notwithstanding anything to the contrary herein, the Committee, in its discretion, may accelerate the crediting of Phantom Units to a Participant's Phantom Unit Account and/or the redemption of Phantom Units of any Participant in the event of circumstances of unusual hardship to such Participant. The Committee's decision as to acceleration of Phantom Units under this paragraph shall be conclusive.

        E. The cash value of each Phantom Unit will be based on the Market Value of a Limited Partnership Unit as of the date of redemption. The Committee shall establish the necessary procedures for redemption of Phantom Units. Cash payments under this Plan shall be made no later than 15 business days following the proper redemption date of the Phantom Units.

VIII.   QUARTERLY DISTRIBUTIONS

        A. As of each quarterly distribution date, TEPPCO shall pay to each Participant an amount equal to the product of:

                1. the total number of Phantom Units awarded (whether or not then credited to the Participant's Phantom Unit Account) to a Participant less the total number of Phantom Units redeemed before the distribution record date, multiplied by

                2. the distribution paid with respect to a Limited Partnership Unit for such quarter.

IX.     PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE

        No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant nor any person claiming under a Participant shall have the power to sell, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.




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X.      NATURE OF THE PLAN

        The obligations to distribute cash under the Plan shall be a general, unsecured obligation of TEPPCO payable solely from the general assets of TEPPCO, and no Participant shall have any interest in any assets of TEPPCO by virtue of this Plan. Nothing in this Article X shall be construed to prevent TEPPCO from implementing or setting aside funds in a grantor trust subject to the claims of TEPPCO's creditors. The establishment of the Plan, the awarding of Phantom Units, the crediting of Phantom Units to a Participant's Phantom Unit Account or the setting aside of any funds shall not be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan, other than any grantor trust, shall remain in TEPPCO and shall remain subject to the general creditors of TEPPCO, present and future.

XI.     EMPLOYMENT RELATIONSHIP

        Nothing in the adoption of this Plan nor the awarding of Phantom Units shall confer on any Participant the right to continued employment by TEPPCO or affect in any way the right of TEPPCO to terminate a Participant's employment at any time. Any question as to whether and when there has been a termination of a Participant's employment and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

XII.    AMENDMENT AND TERMINATION OF PLAN

        The Board, in it sole discretion, may terminate the Plan at any time with respect to any Phantom Units which have not been awarded to a Participant. The Board shall have the right to alter or amend the Plan or any part thereof from time to time, except that the Board shall not make any alteration or amendment which would impair the rights of a Participant with respect to the credit of or redemption of Phantom Units theretofore awarded to him. If not sooner terminated under the provisions of this Article XII, the Plan shall terminate when all Phantom Units have been redeemed.

XIII.   SUCCESSORS

        The provisions of the Plan shall be binding upon TEPPCO and its successors and upon the Participants and their legal representatives.

XIV.    MISCELLANEOUS

        Wherever applicable, the masculine pronoun as used herein shall be deemed to mean the feminine, the feminine pronoun the masculine, the singular the plural and the plural the singular.




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        IN WITNESS WHEREOF, TEPPCO has executed this Plan in its corporate name and its corporate seal to be hereunto affixed the 5th day of May, 1999.


                                        TEXAS EASTERN PRODUCTS PIPELINE COMPANY

ATTEST:

      /s/  James C. Ruth                By:    /s/  William L. Thacker
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